Exhibit 10.5

NOMINATION AGREEMENT

by and between

CTR PARTNERSHIP, L.P.,

a Delaware limited partnership

and

The entities identified as “New Operator” herein

Dated as of July 30, 2015

NOMINATION AGREEMENT

THIS NOMINATION AGREEMENT (“Agreement”) is made as of July 30, 2015, by and between CTR Partnership, L.P., a Delaware limited partnership (“Buyer”), as nominator, and those entities identified as “New Operator” on the signature pages hereto (together or individually, as appropriate, “New Operator”), as nominee.

RECITALS

A. Pursuant to that certain Purchase and Sale Agreement and Joint Escrow Instructions dated as of May 13, 2015 (the “Purchase Agreement”) by and between Buyer and certain entities listed as “Seller” therein and on the signature pages attached hereto (collectively and individually, as appropriate, “Seller”), Buyer agreed to acquire and Seller agreed to sell certain Property (as described in the Purchase Agreement).

B. A portion of the Property consists of the following:

1. Certain real property located at 1865 Countryside Drive, Fremont, Ohio 43420 (the “Fremont Land”) and the Facility located on the Fremont Land (the “Fremont Facility”), leased by Seller, as tenant, from the Board of County Commissioners, Sandusky County, Ohio, a governmental body (“Fremont Landlord”), as landlord, pursuant to that certain Lease Agreement dated as of January 29, 2002 (as amended by that certain First Amendment to Lease Agreement dated as of April, 2002, and as further amended by that certain Second Amendment to Lease Agreement dated as of March 6, 2012, the “Fremont Lease”); and

2. Certain real property located at 535 Lexington Avenue, Mansfield, Ohio 44907 (the “Mansfield Land”) and the Facility located on the Mansfield Land (the “Mansfield Facility”), leased by Seller, as tenant, from Lynnhaven XII, LLC, a Georgia limited liability company (“Mansfield Landlord”), as landlord, pursuant to that certain Nursing Home Lease dated September 10, 2003 (as amended by that certain First Amendment to Nursing Home Lease dated as of August 16, 2013, the “Mansfield Lease”). The Fremont Land, Fremont Facility, Mansfield Land, Mansfield Facility and all other rights and interests of Seller, as tenant, under the Fremont Lease and Mansfield Lease are referred to collectively herein as the “Leasehold Assets.”

C. In connection with the consummation of the transactions contemplated by the Purchase Agreement and this Agreement with respect to the Leasehold Assets, Buyer desires to nominate New Operator to take title to the Leasehold Assets and New Operator desires to accept such nomination upon and subject to the terms and conditions hereinafter set forth.

D. All initially-capitalized terms not otherwise defined in this Agreement shall have the meanings given such terms in the Purchase Agreement.

AGREEMENT

NOW, THEREFORE, taking the foregoing Recitals into account, and in consideration of the mutual covenants, agreements and conditions set forth herein and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Nomination.

Subject to the terms and conditions set forth in this Agreement, Buyer hereby nominates New Operator to take title to the Leasehold Assets pursuant to the Purchase Agreement. New Operator hereby accepts such nomination with respect to the Leasehold Assets on the terms and conditions hereinafter set forth and, in connection therewith, at Closing, New Operator agrees to have assigned to it, and agrees to assume, all rights, responsibilities and obligations of the tenant entity under the Fremont Lease and the Mansfield Lease. The phrase “New Operator” in the Purchase Agreement shall be construed to mean “New Operator” under this Agreement. In connection with this nomination, New Operator hereby assumes all obligations and agrees to fulfill all requirements of Buyer and New Operator under the Purchase Agreement that apply or relate to the Leasehold Assets.

2. Obligations Assumed. Without limiting the generality of the foregoing, the obligations and requirements of the Purchase Agreement assumed by New Operator include, but are not limited to, the following:

2.1 With respect to Section 2(a) of the Purchase Agreement, in the event Buyer is obligated to reimburse Seller any amount with respect to the Mansfield HUD Escrow, then New Operator shall, within three (3) business days of demand therefor, either (a) pay such amount to Seller directly or (b) pay such amount to Buyer for subsequent payment to Seller, at Buyer’s election.

2.2 In the event New Operator elects to obtain Title Policies for the Leasehold Assets as contemplated by the Purchase Agreement, Buyer shall reasonably cooperate with New Operator to cause such Title Policies to be issued; provided, however, in no event shall Buyer be responsible for any costs or expenses in connection therewith. The premiums for such Title Policies, including without limitation any endorsements requested by New Operator, shall be solely borne by New Operator.

2.3 New Operator acknowledges and agrees that, subsequent to assignment of the Mansfield Lease to New Operator, the Existing Mansfield Debt will remain an encumbrance on the Mansfield Land. New Operator agrees to comply with the terms and provisions of the underlying loan documents for the Existing Mansfield Debt as may be required by the Mansfield Lease and the Mansfield Lease Assignment.

2.4 In compliance with the timing requirements set forth in the Purchase Agreement, New Operator shall submit an application for the Mansfield MTPA in order to secure Existing Mansfield Lender’s approval of New Operator’s occupancy of the Mansfield Facility and the transfer of any applicable regulatory agreements in connection therewith.

2.5 New Operator acknowledges that the Closing for the Mansfield Facility and/or Fremont Facility (a) may be postponed pursuant to Sections 3(h) and 3B of the Purchase Agreement or (b) may not occur at all. If postponed, New Operator shall comply with the seventh (7th) sentence of Section 3(h) and second (2nd) sentence of Section 3B with respect to the Operator Approvals and the Mansfield MTPA. New Operator acknowledges and agrees that, as set forth in Sections 3(h) and 3B of the Purchase Agreement, Seller’s rights and obligations as tenant pursuant to both the Fremont Lease and the Mansfield Lease are to be assigned by Seller to New Operator and Buyer shall have no obligations with respect to the Fremont Lease or the Mansfield Lease but all such obligations, following the assignment thereof, shall be obligations of New Operator to Seller, Fremont Landlord, and Mansfield Landlord, as applicable. In no event shall Buyer be liable to New Operator if the Closing for the Mansfield Facility and/or Fremont Facility do/does not occur.

2.6 New Operator shall be solely responsible for the processing of all applications necessary to obtain the Operator Approvals in a timely and diligent fashion so as to comply with the terms and provisions of the Operations Transfer Agreement, Fremont Lease, Fremont Lease Assignment, Mansfield Lease and the Mansfield Lease Assignment.

2.7 New Operator shall, prior to the Due Diligence Expiration Date, enter into an Operations Transfer Agreement with Seller with respect to the Facilities, which shall provide, inter alia, that the operations of the Mansfield Facility and Fremont Facility shall be transitioned to New Operator at the Closing for such Facilities. New Operator hereby agrees and acknowledges that if New Operator breaches the Operations Transfer Agreement, the same may result in a breach by Buyer under the Purchase Agreement and either the forfeiture of Buyer’s earnest money deposit thereunder or incurring of damages owing to Seller. As material part of the consideration for Buyer to enter into this Agreement, New Operator hereby agrees to, and shall, indemnify, defend, protect and hold harmless Buyer from and against any Losses that Landlord may incur under the Purchase Agreement as a result of New Operator breaching its obligations under the Operations Transfer Agreement.

2.8 New Operator shall deliver the following to Escrow Holder in a timely manner to permit the closing of the transaction with respect to the Leasehold Assets by the Close of Escrow therefor:

(a)	Original executed counterparts to the Mansfield Lease Assignment;

(b)	Original executed counteparts to the Fremont Lease Assignment;

(c)	Original executed counterparts of all documentation required by the Agency Lender with respect to the assignment of the Mansfield Lease, together with documentation that New Operator may be required to deliver to the Agency Lender in connection with the same.

2.9 New Operator shall pay all costs associated with the Mansfield MTPA and obtaining Existing Mansfield Lender’s consent to assignment of the Mansfield Lease. New Operator shall, within three (3) business days of demand therefor, either (a) pay such amount to the Existing Mansfield Lender directly or (b) pay such amount to Buyer for its subsequent payment, at Buyer’s election.

2.10 With respect to the Fremont Lease and the Mansfield Lease, because Buyer will not be a party to either such lease following the assignment thereof to New Operator, all prorations for costs and expenses in connection with such Facilities shall be between Seller and New Operator pursuant to the Operations Transfer Agreement. Buyer shall not pay or incur any costs, liabilities or expenses whatsoever in connection with the foregoing.

2.11 Neither Buyer, New Operator, nor any broker employed or engaged by any of them shall issue (or cause to be issued) any press releases or other publicly-available disclosures or otherwise make disclosures to any unrelated third parties concerning the subject matter hereof, structure of the transactions or the status of negotiations conducted hereunder except as may be jointly agreed to by Seller, Buyer and New Operator or as any of them may reasonably consider necessary in order to satisfy the requirements of applicable law; provided, however, that notwithstanding anything herein to the contrary, Buyer may, free from the restrictions of this Section 2.11, report on the transaction completed by this Agreement in connection with: (i) any investor call concerning Buyer’s earnings or financial performance, (ii) any filings or disclosures or releases required to be made to the Securities and Exchange Commission or state securities’ commission in accordance with applicable law or customarily made in connection therewith, or (iii) any meetings or conference calls with, or disclosures made to, Buyer’s consultants, contractors, investors, principals, employees, agents, attorneys, accountants and other advisors who need to know such information. Seller and New Operator may, free from the restrictions of this Section 2.11, report on the subject matter of this Agreement or the structure of the transactions contemplated under this Agreement in connection with any meetings or conference calls with, or disclosures made to, Seller’s consultants, contractors, investors, principals, employees, agents, attorneys, accountants and other advisors who need to know such information. The foregoing restrictions shall survive the Close of Escrow for twelve (12) months.

2.12 New Operator acknowledges and agrees that: (a) at the Close of Escrow, certain leases identified on Schedule 2.12 to this Agreement (the “Leases”) shall be assigned directly from Seller to New Operator, (b) from and after the Close of Escrow, New Operator shall comply and fulfill each of the terms and conditions on the part of lessor set forth in such Leases, and (c) New Operator shall sublease, operate, and administer the Leases in accordance with the terms and provisions of that certain Master Lease between Buyer, as landlord, and New Operator, as tenant, including, without limitation, Section 22.3 of such Master Lease. Landlord makes no representations or warranties whatsoever regarding the Leases.

3. Representations and Warranties of New Operator. New Operator hereby represents and warrants to Buyer that the following matters are true and correct as of the execution of this Agreement and also will be true and correct as of the Close of Escrow for the Leasehold Assets:

3.1 Organization. Each of New Operator is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Ohio, and is duly qualified to transact business in the State of Ohio and is not insolvent.

3.2 Authority; Enforceability; Conflict. This Agreement and all the documents to be executed and delivered by New Operator or Escrow pursuant to the terms of this Agreement (i) have been or will be duly authorized, executed and delivered by New Operator; (ii) are or will be legal and binding obligations of New Operator as of the date of their respective executions; (iii) are or will be enforceable in accordance with their respective terms (except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the rights of contracting parties generally); and (iv) do not, and will not at the Close of Escrow, violate any provision of any agreement to which New Operator is a party, any of New Operator’s organizational documents or any existing obligation of or restriction on New Operator under any order, judgment or decree of any state or federal court or governmental authority binding on Buyer.

3.3 Litigation. To New Operator’s Knowledge, there are no material actions, suits or proceedings pending or threatened before or by any governmental authority or other person, against or affecting New Operator or any of its affiliates affecting New Operator’s (or its successor’s or assign’s) right to enter into this Agreement or that could materially impair or adversely affect New Operator’s (or its successor’s or assign’s) ability to perform its obligations hereunder.

3.4 Third Party Consents. New Operator has, or will have at the time requisite for its performance, the full right and authority to consummate the transactions contemplated by this Agreement pursuant to the terms and conditions contained herein and no consents from third parties other than: (i) any consents required by any governmental or quasi-governmental authority in connection with New Operator’s assumption of the Fremont Lease and Mansfield Lease, (ii) the Agency Lender with respect to the Existing Mansfield Debt, and (iii) the Mansfield Landlord and the Fremont Landlord are required in connection therewith.

3.5 Knowledge. As used in this Agreement, the terms “to New Operator’s Knowledge”, “to the Knowledge of New Operator”, “known to New Operator” or any similar phrase, shall mean the knowledge of Christopher Cook; provided, however, Christopher Cook shall not be personally liable for the breach of any representation, warranty or covenant wherein the phrases “to New Operator’s Knowledge”, “to the Knowledge of New Operator” or the like are used. New Operator hereby represents and warrants that the foregoing individual(s) is/are the representatives of New Operator most likely to have actual knowledge of the accuracy of the representations and warranties contained in this Section 3.5.

3.6 Survival. No representation or warranty made by New Operator in this Agreement shall merge into any instrument of conveyance delivered at the Close of Escrow but shall survive the Close of Escrow for a period of one (1) year, with the exception of the representations and warranties made in Sections 3.1 and 3.2 above, which shall survive the Close of Escrow for a period of two (2) years (as applicable, the “Rep Survival Termination Date”); provided, however, that if Buyer notifies New Operator, on or before the sixtieth (60th) day following the Rep Survival Termination Date, of any alleged breach of a representation or warranty occurring prior to the Rep Survival Termination Date (a “Notice of Breach of Rep”), and Buyer thereafter files a lawsuit in connection therewith against New Operator within thirty (30) days following the furnishing of said Notice of Breach of Rep, then the applicable Rep Survival Termination Date shall be extended with respect to said representation and warranty until the date on which a final judgment is obtained in said lawsuit, beyond any possibility of appeal.

3.7 Indemnification by New Operator. New Operator shall hold harmless, indemnify and defend Buyer from and against any Losses resulting from any inaccuracy in or breach of any representation or warranty of New Operator or any breach or default by such indemnifying party under any of such indemnifying party’s covenants or agreements contained in this Agreement. The indemnity shall cover the costs and expenses of the indemnitee, including reasonable attorneys’ fees and costs (including expert fees), related to any actions, suits or judgments incident to any of the matters covered by such indemnity.

4. Delivery of Information. Buyer has delivered to New Operator copies of, or has made New Operator aware of, all material agreements, documents, information, facts and conditions known to Buyer affecting the Leasehold Assets, whether such agreements, documents, information, facts or conditions were delivered or disclosed to Buyer by Seller or were located or discovered by Buyer as a result of its due diligence in connection with the transactions contemplated by this Agreement or the Purchase Agreement. To the best of Buyer’s knowledge, none of the agreements, documents, or information delivered to New Operator by or on behalf of Buyer and prepared by parties other than Buyer or any of its affiliates or any of their agents or employees contain any untrue statement of or omit any material fact. Further, none of the representations, warranties or disclosures made in writing to New Operator by Buyer contain any untrue statement of or omit any material fact.

5. Seller Representations. Seller made certain representations and warranties in the Purchase Agreement for the benefit of Buyer. In the event the parties hereto become aware that one or more such representations or warranties were breached by Seller, and New Operator has or will suffer damage from such breach, then Buyer shall either (at its election): (a) use its commercially reasonable efforts to enforce its rights under the Purchase Agreement for such breach and, in the event of a recovery, any recovered amount to the extent relating to New Operator’s damages (less Landlord’s costs and expenses incurred in connection therewith) shall be remitted to New Operator or (b) assign its rights to pursue recovery to the extent of New Operator’s damages to New Operator as if such representations and warranties were made to New Operator. New Operator acknowledges that any claim or cause of action, and any potential recovery, against Seller shall be subject to the limitations set forth in Sections 9 and 13 of the Purchase Agreement. New Operator hereby acknowledges and agrees that Buyer has not made any representations or warranties whatsoever regarding the Leasehold Assets and New Operator hereby waives and and all rights, remedies, or claims it may have at law or in equity against Buyer (or any of its affiliates, owners, shareholders, or representatives) with respect to the Leasehold Assets or New Operator’s assumption of the Mansfield Lease and Fremont Lease.

6. Miscellaneous.

6.1 Survival. All warranties, representations, covenants, obligations and agreements contained in this Agreement shall survive the Closing and the assignment of the Leasehold Assets and any and all performances hereunder until the earlier of: (i) the applicable survival date expressly provided elsewhere in this Agreement, or (ii) the date that is two (2) years after the date of Closing, after which they shall terminate and be of no further force or effect. All warranties and representations shall be effective regardless of any investigation made or which could have been made.

6.2 Further Instruments. Each party shall, whenever and as often as it shall be requested so to do by another party, cause to be executed, acknowledged or delivered any and all such further instruments and documents as may be reasonably necessary or proper, in the reasonable opinion of the requesting party, in order to carry out the intent and purpose of this Agreement.

6.3 Entire Agreement; Amendments; Captions. This Agreement and the instruments referenced herein contain the entire agreement between the parties respecting the matters herein set forth and supersede all prior or contemporaneous agreements or understandings, verbal or written, between the parties respecting such matters. This Agreement may be amended by written agreement of amendment executed by the parties, but not otherwise. Section headings shall not be used in construing this Agreement.

6.4 Time of the Essence. Subject to the next full sentence, time is of the essence of this Agreement. Whenever action must be taken (including the giving of notice or the delivery of documents) under this Agreement during a certain period of time or by a particular date that ends or occurs on a non-business day, then such period or date shall be extended until the immediately following business day. As used herein, “business day” means any day other than Saturday, Sunday or a federal holiday.

6.5 Terminology. Whenever the words “including”, “include” or “includes” are used in this Agreement, they should be interpreted in a non-exclusive manner as though the words,” without limitation,” immediately followed the same. Except as otherwise indicated, all Section references in this Agreement shall be deemed to refer to the Sections in or to this Agreement.

6.6 Attorneys’ Fees. If any party brings any action to interpret or enforce this Agreement, or for damages for any alleged breach thereof, the prevailing party in any such action shall be entitled to reasonable attorneys’ fees and costs as awarded by the court in addition to all other recovery, damages and costs.

6.7 Cumulative Remedies. No remedy conferred upon a party in this Agreement is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity or by statute (except as otherwise expressly herein provided).

6.8 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Ohio, without regard to the conflict of law rules of such State.

6.9 Successors and Assigns. None of the parties may assign or transfer its rights or obligations under this Agreement without the prior written consent of the other parties (in which event such transferee shall assume in writing all of the transferor’s obligations hereunder, but such transferor shall not be released from its obligations hereunder). No consent given by any of the parties hereto to any transfer or assignment of another party’s rights or obligations hereunder shall be construed as consent to any other transfer or assignment of such other party’s rights or obligations hereunder. No transfer or assignment in violation of the provisions hereof shall be valid or enforceable. Subject to the foregoing, this Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the parties.

6.10 Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when executed and delivered shall be an original, but all of which together shall constitute one and the same instrument. This Agreement may be signed through facsimile transmission, or by scanned and emailed PDF, JPEG or TIF signatures.

6.11 Notices. All notices and demands, certificates, requests, consents, approvals and other similar instruments under this Agreement shall be in writing and sent by personal delivery or FedEx or similar generally recognized overnight carrier regularly providing proof of delivery, addressed as follows:

If to New Operator:	If to Buyer:

c/o Pristine Senior Living, LLC 3301 West Purdue Avenue Muncie, Indiana 47304 Attn: Christopher T. Cook, CEO	c/o CareTrust REIT, Inc. 905 Calle Amanecer, Suite 300 San Clemente, CA 92673 Attn: Gregory K. Stapley, CEO

With a copy to:	With a copy to:

Williams Mullen 222 Central Park Avenue, Suite 1700 Virginia Beach, Virginia 23462 Attn: Lawrence R. Siegel, Esq.	Sherry Meyerhoff Hanson & Crance LLP 610 Newport Center Drive, Suite 1200 Newport Beach, California 92660 Attention: James Callister, Esq.

A party may designate a different address by notice as provided above. Any notice or other instrument so delivered (whether accepted or refused) shall be deemed to have been given and received on the date of delivery established by U.S. Post Office return receipt or the carrier’s proof of delivery or, if not so delivered, upon its receipt.

6.12 Interpretation. New Operator and Buyer have been represented by counsel and this Agreement has been freely and fairly negotiated. Consequently, all provisions of this Agreement shall be interpreted according to their fair meaning and shall not be strictly construed against any party.

6.13 Brokerage. Buyer and New Operator each represent to the other that they have not entered into any agreement or incurred any obligation which might result in the obligation to pay a sales or brokerage commission or finder’s fee with respect to this transaction. Buyer and New Operator each agree to indemnify, defend and hold harmless the other from and against any and all losses, claims, damages, costs or expenses (including attorneys’ fees) which the other may incur as a result of any claim made by any person to a right to a sales or brokerage commission or finder’s fee in connection with this transaction to the extent such claim is based, or purportedly based, on the acts or omissions of New Operator or Buyer, as the case may be. The obligations under this Section shall survive the Close of Escrow.

6.14 Joint and Several. The obligations of New Operator hereunder shall be joint and several in every respect. If Buyer delivers notice to one New Operator hereunder, such notice shall be deemed delivered to each New Operator. The actions of any one New Operator shall be binding on each other New Operator and Buyer shall be entitled to rely on any such action, even if not specifically unanimous.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

BUYER: CTR Partnership, L.P., a Delaware limited partnership

By:	CareTrust GP, LLC,
a Delaware limited liability company Its: general partner

	By:	CareTrust REIT, Inc.,
a Maryland corporation Its: sole member

		By:	/s/ Gregory K. Stapley
		Name:	Gregory K. Stapley
		Title:	President

[Signatures continue on next page]

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NEW OPERATOR: PRISTINE SENIOR LIVING OF MANSFIELD, LLC, an Ohio limited liability company

By:	PRISTINE OHIO HOLDINGS, LLC,
a Delaware limited liability company, Member

	By:	/s/ Christopher T. Cook
Christopher T. Cook, Manager

PRISTINE SENIOR LIVING OF FREMONT, LLC, an Ohio limited liability company

By:	PRISTINE OHIO HOLDINGS, LLC, a Delaware limited liability company, Member

	By:	/s/ Christopher T. Cook
Christopher T. Cook, Manager

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